Exhibit 10.9

Director Fee Arrangements for Fiscal Year 2005

Each independent director of Capitol Federal Financial (the "Company") receives an annual retainer, paid monthly, of $20,000 for his or her service on the Board of Directors of Capitol Federal Savings Bank (the "Bank") and $20,000 for his or her service on the Company's Board of Directors ($40,000 in total). No additional fees are paid for attending Board or Board committee meetings of either the Bank or the Company.

John C. Dicus, Chairman of the Board, and John B. Dicus, President and Chief Executive Officer, non-independent directors, are each paid $24,000.